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                                                                    Exhibit 5.01





                                 August 22, 1995



Radius Inc.
215 Moffett Park Drive
Sunnyvale, California  94089

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about August 23, 1995 (the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended, of 2,509,319 shares of your Common Stock (the "STOCK"), all of which are presently issued and outstanding and will be sold by certain Selling Shareholders (the "SELLING SHAREHOLDERS"). The Stock is to be sold to the public in the manner described in the Registration Statement.

     As your counsel, we have examined the proceedings relating to the issuance of the Stock to the Selling Shareholders. It is our opinion that the Stock is legally and validly issued and is fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,


                                   FENWICK & WEST